WRITTEN AGREEMENT BETWEEN JORGE EMILIO ZEDAN AND DOUGLAS HAFFER

The undersigned, in relation to the Letter of Intent dated March 11, 2000, signed by Douglas P. Haffer, as President of World Wide Wireless Communications, Inc., and Jorge Emilio Zedan, President of El Salvador Telecom SA, DE C.V. and through which World Wide Wireless Communications Inc. agreed to pay the sum of three million five hundred thousand dollars in United States currency, of which to date World Wide Wireless has paid one million dollars, in exchange for twenty-five percent of the later company, they agree as follows:

1. The parties mutually voluntarily agree to leave without effect the relationship set forth in the Letter of Intent, ceasing and terminating it and in effect extinguishing all rights and obligations set forth in that document;
2. As a result of the foregoing, if either party has taken positions in incorporation of World Wide Wireless, Inc or in the books of SALTEL either party is authorized to make revisions and/or modifications as is necessary to abide by this agreement;
3. Without prejudice to the foregoing, World Wide Wireless Communications through its President and Jorge Emilio Zedan agree that a way to resolve this recession, is that the World Wide Wireless Communications agrees to sell and to transfer to Jorge Emilio Zedan the stock that constitutes the 25 percent of the social capital of SALTEL and the shares that are registered in the name of World Wide Wireless Communications Inc.
4. Before any of the mentioned events in paragraph two and three occurs, Jorge Emilio Zedan will have to pay World Wide Wireless Communications, the amount of one million dollars, under the following conditions a) within 180 days; at 10% annual interest. Form of Payment: Five hundred thousand dollars shall be paid within 90 days and an additional five hundred thousand shall be paid within 180 days, of July 1, 2000. Warranty: These payments shall be guaranteed by a national financial institution, Argentine or International with the understanding that this warranty will be processed in the least amount of time possible without exceeding 30 days. If there is breach of any of the foregoing obligations, the entire amount is due immediately.
5. Both parties agree that World Wide Communications, Inc. should have to announce to the public the contents of this agreement, this announcement will have to be done in a way that doesn't affect the position and image of SALTEL or the stockholders. World Wide Communications, Inc. should consult SALTEL regarding the terms of any announcement.

     In good faith, we are signing the present in the city of San Salvador on July 1, 2000.

     WORLD WIDE WIRELESS COMMUNICATIONS

     BY       DOUGLAS HAFFER

     BY       JORGE EMILIO ZEDAN